Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 210 - dated Monday, February 25, 2008 (To: Prospectus Dated October 29, 2004)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XA94	$129,386,000.00	100.000%	3.150%	$125,310,341.00	FIXED	6.050%
MONTHLY
								02/15/2038	03/15/2008	$2.86	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co.,  Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC, Wachovia Securities, LLC, WaMu Investments, Inc.
Bank of America

Offering Dates:  Tuesday, February 19, 2008 through Monday, February 25, 2008
Trade Date: Monday, February 25, 2008 @ 12:00 PM ET
Settlement Date: Thursday, February 28, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa2
S & P Ratings Services Rating: Subordinated: AA-
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus dated 29-Oct-04